EXHIBIT 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NetManage, Inc. on Form S-8 of our report dated March 24, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, ”Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-K of NetManage, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

San Jose, California

December 20, 2004